************************** NOTICE OF GRANT AWARD **************************

SMALL BUSINESS INNOVATION RESEARCH PROG Issue Date: 09/30/2005

Department of Health and Human Services
National Institutes of Health

NATIONAL INSTITUTE OF MENTAL HEALTH

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Grant Number: 1 R43 MH071958-01A2
Principal Investigator: JOHE, KARL K PHD
Project Title: Novel Neurogenic Agents as Depression Therapeutics

CHIEF SCIENTIFIC OFFICER
NEURALSTEM INC
9700 GREAT SENECA HWY, S240
ROCKVILLE, MD 20850
UNITED STATES

Budget Period: 09/30/2005 - 08/31/2006
Project Period: 09/30/2005 - 08/31/2007

Dear Business Official:

The National Institutes of Health hereby awards a grant in the amount of $208,155(see ''Award Calculation'' in Section I) to NEURALSTEM, INC. in support of the above referenced project. This award is pursuant to the authority of 42 USC 241 42 CFR PART 52 15 USC 638 and is subject to terms and conditions referenced below.

Acceptance of this award including the Terms and Conditions is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Award recipients are responsible for reporting inventions derived or reduced to practice in the performance of work under this grant. Rights to inventions vest with the grantee organization provided certain requirements are met and there is acknowledgement of NIH support. In addition, recipients must ensure that patent and license activities are consistent with their responsibility to make unique research resources developed under this award available to the scientific community, in accordance with NIH policy. For additional information, please visit http://www.iedison.gov.

If you have any questions about this award, please contact the individual(s) referenced in the information below.

Sincerely yours,

Rita Sisco

Rita Sisco
Grants Management Officer
NATIONAL INSTITUTE OF MENTAL HEALTH

See additional information below

SECTION I - AWARD DATA - 1 R43 MH071958-01A2

AWARD CALCULATION (U.S. Dollars):

Salaries and Wages	$143,155
Personnel Costs	$143,155
Supplies	$32,610
Travel Costs	$1,500
Consortium/Contractual Cost	$30,890
Federal Direct Costs	$208,155
APPROVED BUDGET	$208,155
TOTAL FEDERAL AWARD AMOUNT	$208,155

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project, is as follows.

02 $250,000

FISCAL INFORMATION:

CFDA Number: 93.242

EIN: 1522007292A1

Document Number: RMH071958A

IC / CAN	FY2005	FY2006
MH / 8465324	208,155	250,000

NIH ADMINISTRATIVE DATA:

PCC: 9A-ASEZ / OC: 41.4A /Processed: SISCOR 050928 0402

SECTION II - PAYMENT/HOTLINE INFORMATION - 1 R43 MH071958-01A2

For Payment and HHS Office of Inspector General Hotline Information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III - TERMS AND CONDITIONS - 1 R43 MH071958-01A2

This award is based on the application submitted to, and as approved by, the NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a. The grant program legislation and program regulation cited in this Notice of Grant Award.
b. The restrictions on the expenditure of federal funds in appropriations acts, to the extent those restrictions are pertinent to the award.
c. 45 CFR Part 74 or 45 CFR Part 92 as applicable.
d. The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.
e. This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(see NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm for certain references cited above.)

An unobligated balance may be carried over into the next budget period without Grants Management Officer prior approval.

This grant is subject to Streamlined Noncompeting Award Procedures (SNAP).

Treatment of Program Income:
Additional Costs

SECTION IV - ADDITIONAL TERMS AND CONDITIONS

AWARD AMOUNT
Due to the limited availability of funds, the amount awarded for Year 1 includes $208,155 total costs. It is NIMH's intention (based on the NIH receiving it's FY2006 appropriation) to award a supplement for the additional $41,845 during the first quarter of FY2006.

FINANCIAL REQUIREMENTS:
This award is subject to the requirements pertaining to the awardee's financial and business management systems, as set forth in the document entitled "Requirements for Financial and Business Management Systems for SBIR/STTR Awardees," which was enclosed in Ms. Betty Nkansah's E-mail to the Organization's Business Official, and which is hereby incorporated by reference.

Prior to drawing down funds for this award from the Payment Management System, the awardee is required to have in place written policies and procedures for financial and business management systems that comply with the standards set forth in "Requirements for Financial and Business Management Systems for SBIR/STTR Awardees," and must follow those policies and procedures for the duration of this project.

An additional hard copy of the document, "Requirements for Financial and Business Management Systems for SBIR/STTR Awardees," can be obtained by contacting the grants management specialist identified on the award notice.

INTELLECTUAL PROPERTY RIGHTS:
Normally the awardee organization retains the principal worldwide patent rights to any invention developed with United States Government support. Under Title 37 Code of Federal Regulations Part 401, the Government receives a royalty-free license for its use, reserves the right to require the patent holder to license others in certain circumstances, and requires that anyone exclusively licensed to sell the invention in the United States must normally manufacture it substantially in the United States.

Rights and obligations related to inventions created or reduced to practice as a result of this award are detailed in 35 U.S.C. 205 and 37 CFR Part 401. These inventions must be reported to the Extramural Invention Reporting and Technology Resources Branch, OPERA, NIH, 6705 Rockledge Drive, MSC 7980, Bethesda, MD 20892-7980, (301) 435-1986. For additional information, access the NIH link on the Interagency Edison web site (www.iedison.gov) which includes an electronic invention reporting system, reference information and the text to 37 CFR 401.

To the extent authorized by 35 U.S.C., Section 205, the Government will not make public any information disclosing an NIH-supported invention for a 4-year period to allow the awardee organization a reasonable time to file a patent application, nor will the Government release any information that is part of that patent application.

ALLOWABLE COSTS:
Allowable costs conducted by for-profit organizations will be determined by applying the cost principles of Contracts with Commercial Organizations set forth in 48 CFR, Subpart 31.2. However, independent research and development costs (including facility and administrative costs allocable to them) are unallowable.

FACILITIES AND ADMINISTRATIVE COSTS:
The grantee organization has elected not to request facilities and administrative costs as reflected in the application dated 03/31/2005.

AUDIT REQUIREMENTS:
HHS regulations on the administration of grants (45 CFR part 74.26(d)) stipulate that commercial (for-profit) organizations are subject to the audit requirements contained in OMB Circular A-133. According to that Circular, entities that expend $500,000 or more in a year in Federal funds are required to have a non-federal audit performed for that year. For further information on Audit requirements please refer to the NIH Grants Policy Statement on the web located at:
http://grants.nih.gov/grants/policy/nihgps_2003/nihgps_2003.pdf

PAYMENT MANAGEMENT SYSTEM:
Advances of Federal funds must be maintained in a Federally insured and interest bearing account. Questions concerning access to the Payment Management System (PMS) should be directed to the PMS office at (301) 443-1660.

SYSTEM REQUIREMENT:
The grantee is required to establish a positive time and effort reporting system to document personnel costs charged to this project as direct costs.

LEDGER REQUIREMENT:
A separate project ledger must be established to accumulate and monitor the direct costs of this grant-supported project by budget category.

TRAVEL EXPENSES:
In accordance with the Travel Expenses Act of 1985, reimbursement for travel expenses charged to this grant may not exceed Federal travel and per diem limitations. GSA Travel Regulations are available on the Internet at:
policyworks.gov/org/main/mt/homepage/mtt/ftr/ftrhp-shmtl

AWARDED AMOUNT:
Funding of this award is in accordance with the NIMH FY 2005 Operating Guidelines, which can be found at the NIMH Website: http://www.nimh.nih.gov/grants/FY2005policy.cfm. Accordingly the total direct cost award amount of your grant is funded at the Summary Statement recommended level of support (with arithmetic errors corrected, adjustments made in accordance with the budget narrative in the summary statement, grant policies applied as appropriate, and direct salaries and associated fringe benefits adjusted to comply with the salary cap).

CONSORTIUM/CONTRACTUAL COSTS:
This award includes funds for consortium activity with PsychoGenics awarded in the amount of $11,054 and NovaScreen awarded in the amount of $19,836. Each consortium is to be established and administered in accordance with the NIH Grants Policy Statement dated December 2003. No foreign performance site may be added to this project without the written prior approval of the National Institute of Mental Health.

NIMH ADJUSTMENTS FOR SALARY BASED AWARDS:
Salary funds provided on NIMH research grants will be adjusted if investigators receive career-type salary based awards. In the event that such an award is made for an investigator receiving salary support from an NIMH grant, the National Institute of Mental Health must be informed in writing within 30 days from the start date of the award so that any required adjustment can be made.

KEY PERSONNEL:
In addition to the PI, any absence, replacement, or substantial reduction in effort of the following individual(s) below, requires the written prior approval of the National Institutes of Mental Health.

Thomas Hazel
Emer Leahy
Daniela Brunner
Arthur Weissman

NON-COMPETING RENEWAL:
Future year non-competing progress reports and other documents applicable to this grant should be submitted to:

Division of Extramural Activities Support, OER
National Institutes of Health
6705 Rockledge Drive, Room 2207, MSC 7987
Bethesda, MD 20892-7987 (for regular or US Postal Service Express mail)
Bethesda, MD 20817 (for other courier/express mail delivery only)

PRIOR APPROVAL REQUESTS:
Any prior approval request should be directed to the Grants Management Office, and may be sent by email, fax or by mail:

Grants Management Branch, NIMH
6001 Executive Blvd
Room: 6115, MSC 9605
Bethesda, MD 20892-9605 (Express Mail: Rockville, MD 20852)

STAFF CONTACTS:
The Program Official is responsible for the scientific, programmatic and technical aspects of this project. The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of grants administration policies and provisions.

Dr. Margaret C. Grabb, Program Official
Phone: 301-443-3563 Email: mgrabb@mail.nih.gov Fax: 301-443-1731

Rebecca D. Claycamp, Grants Specialist
Phone: (301) 443-2811 Email: rclaycam@mail.nih.gov Fax: (301) 443-6885

SPREADSHEET
GRANT NUMBER: 1 R43 MH071958-01A2
P.I.: JOHE, KARL K
INSTITUTION: NEURALSTEM, INC.